Exhibit A-1


                                     COMPANY



                                 PROMISSORY NOTE


Dated:

     FOR VALUE RECEIVED,        COMPANY, a        corporation (herein called the
"Company"), hereby promises to pay to the order of (the "Bank), the principal sum of million dollars ($ )or, if less, the aggregate unpaid principal balance of all borrowings by the Company from the Bank under this Note as indicated on the grid attached hereto, and to pay interest (calculated on the basis of a year of 360 days and the actual number of days elapsed) on the unpaid principal balance from the date of each borrowing hereunder until paid in full at such rate or rates and payable on such date or dates as the Company and the Bank shall mutually agree upon. The unpaid principal of this Note shall be due and payable on such date or dates as the Company and the Bank shall mutually agree upon. Any principal not paid when due shall bear interest from maturity until paid in full at a floating rate per annum equal to 110% of that rate of interest from time to time announced by the Bank at its principal office as its reference rate, such interest to be payable on demand and upon payment in full of such principal.

         Payment of principal and interest on this Note shall be made in lawful money of the United States of America to the account of the Bank at its principal office in , or at such other place within the United States of America as the Bank may from time to time designate on not less than ten days notice in writing to the Company. If any such payment of principal or interest would be otherwise due and payable on a Saturday, Sunday or other day on which commercial banks in are authorized by law to close, such payment shall be due and payable on the next succeeding business day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

         The principal of this Note may not be prepaid by the Company.

         The Bank shall endorse all borrowings made by the Company under this Note and all payments of principal of such borrowings on the grid attached hereto and made a part hereof but no failure to make or any error in making such endorsement shall affect the obligations of the Company hereunder.



                                       -2-

         If any of the following events of default shall occur and be continuing:

          (a) the Company fails to make or cause to be made any payment of principal of this Note when due; or

          (b) the Company fails to make or cause to be made any payment of interest on this Note within five (5) days of when due; or

          (c) a receiver, liquidator or trustee of the Company or of all or a substantial part of its assets is appointed by court order and such order remains in effect for more than 60 days; or a petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed or stayed within 60 days after such filing; or

          (d) the Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

          (e) the Company makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Company, or of all or a substantial part of its assets;

then the Bank may exercise any right, power or remedy permitted to it by law and shall have, in particular, without limiting the generality of the foregoing, the right, by written notice given to the Company, to declare the unpaid principal and all interest accrued on this note then outstanding to be, and the same shall thereupon become, forthwith due and payable without any presentment, demand, protest or further notice of any kind, all of which are expressly waived.

         The Bank may from time to time enter into participation agreements and pursuant thereto assign its rights under this Note. All amounts payable by the Company under this Note shall be determined as if the Bank had not entered into any such participation agreement. The Bank may furnish any information concerning the

Company in the possession of the Bank from time to time to participants and prospective participants.

Such information will be limited to that which has been customarily provided to the Bank for credit decisions.

This Note shall be governed by and construed in accordance with the
laws of the State of                     .


                                           COMPANY

                            By:

                            Title:

                            Attest:

                            Title: